Exhibit 99.1

Mid-Con Energy Partners, LP Announces Second Quarter 2017 Operating and Financial Results

TULSA, August 2, 2017 – Mid-Con Energy Partners, LP (NASDAQ: MCEP) ("Mid-Con Energy" or the "Partnership") announces operating and financial results for the second quarter ended June 30, 2017.

"During the second quarter, we were presented with some challenges caused by several unexpected events that impacted production and operating expenses," commented Jeff Olmstead, President and CEO. "Weather in May, particularly in Northeastern Oklahoma, led to greater than normal downtime and increased LOE to repair certain damage caused by severe storms. We also had several primary wells in our Permian core area decline at a faster rate than we anticipated. That said, our team was able to partially offset these production losses with better than expected results from development. For example, we saw positive waterflood response to recent injection at select properties in our Permian and Northeastern Oklahoma core areas. This will allow us to accelerate investment during the third quarter to capitalize on these waterflood responses, and should result in production growth during the second half of this year."

SECOND QUARTER 2017 SUMMARY

•	Reaffirmed $140 million borrowing base in May 2017 during regularly scheduled redetermination.
•

Acquired multiple oil and natural gas properties located in Oklahoma County and Cleveland County, Oklahoma ("Wheatland") in June 2017 for cash consideration of approximately $4.2 million, subject to customary post-closing adjustments.

•	Invested approximately $2.1 million in capital expenditures advancing key waterflood projects in our Northeastern Oklahoma and Permian core areas.
•	Net loss of $15.2 million, compared to net income of $4.4 million during the first quarter of 2017 and net loss of $15.8 million year-over-year.

The following table reflects selected unaudited operating and financial results for the second quarter of 2017, compared to the first quarter of 2017 and the second quarter of 2016. Mid-Con Energy’s unaudited condensed consolidated financial statements are included at the end of this press release.

	Three Months Ended
	June 30,	March 31,	June 30,
($ in thousands)	2017	2017	2016
Average net daily production (Boe/d)(1)	3,560	3,622	4,077
Oil & natural gas sales plus cash settlements from matured derivatives, inclusive of premiums, net(2)	$12,964	$13,921	$17,508
Net (loss) income	$(15,199)	$4,442	$(15,769)
Adjusted EBITDA(3)	$5,474	$6,469	$11,630
Distributable Cash Flow(3)	$2,878	$3,593	$8,627

(1) Production volumes in Boe equivalents calculated at a Btu conversion rate of six Mcf per Bbl.

(2) Net premiums include those incurred previously, or upon settlement, that are attributable to instruments that settled during the period.

(3) Non-GAAP financial measure. Please refer to the related disclosure and reconciliation of net (loss) income to Adjusted EBITDA and Distributable Cash Flow included in this press release.

SECOND QUARTER 2017 RESULTS

Production - Production for the second quarter of 2017 was 324 MBoe, or 3,560 Boe/d. On a daily basis, this represented a 1.7% decrease from the first quarter of 2017 and a 12.7% decrease year-over-year. The sequential decrease was primarily related to natural declines at select Permian properties, increasing water cuts in certain Southern Oklahoma waterflood units, and downtime at select Northeastern Oklahoma properties caused by storms in May 2017. These declines were partially offset by better than anticipated new drill results at our Permian core area, as well as, positive responses from key waterflood projects in Northeastern Oklahoma and Permian. Year-over-year, lower production was also impacted by the Hugoton divestiture completed in July 2016.

Price Realizations - Oil and natural gas sales were $13.9 million in the second quarter of 2017, or $43.04/Boe. On a per Boe basis, this represented an 8.6% decrease from the first quarter of 2017 and an 8.1% increase year-over-year. Cash settlements from matured derivatives, inclusive of net premiums, were negative $1.0 million in the second quarter of 2017, or ($3.03)/Boe. Cash settlements from matured derivatives, inclusive of net premiums, were ($4.39)/Boe in the first quarter of 2017 and $7.36/Boe in the second quarter of 2016. The resulting realized prices, after incorporating cash settlements from matured derivatives, inclusive of net premiums, were $40.01/Boe in the second quarter of 2017, $42.70/Boe in the first quarter of 2017, and $47.19/Boe in the second quarter of 2016.

Lease Operating Expenses ("LOE") - LOE was $5.6 million in the second quarter of 2017, representing an 11.8% increase from the first quarter of 2017 and a decrease of 3.4% from the second quarter of 2016. The increase in aggregate LOE sequentially reflected storm damage at select Northeastern Oklahoma properties and higher non-routine operational enhancements in Southern Oklahoma and Northeastern Oklahoma. On a per Boe basis, LOE in the second quarter of 2017 of $17.23/Boe increased 12.5% sequentially and 10.7% year-over-year due to lower production.

Production Taxes - Production taxes in the second quarter of 2017 were $0.7 million, or $2.18/Boe, reflecting an effective tax rate of 5.1%. Production taxes in the first quarter of 2017 were $0.8 million, or $2.46/Boe, for an effective tax rate of 5.2%. Production taxes in the second quarter of 2016 were $0.7 million, or $1.97/Boe, reflecting an effective tax rate of 5.0%.

Impairment Expense - We review our long-lived assets to be held and used, including proved oil and natural gas properties, whenever events or circumstances indicate that the carrying value of those assets may not be recoverable. If the carrying amount exceeds the property's estimated fair value, we adjust the carrying amount of the property to fair value through a charge to impairment expense. For the second quarter of 2017, we recorded approximately $17.7 million of non-cash impairment expense primarily associated with one project in our Northeastern Oklahoma core area. The Partnership recognized approximately $4.5 million of non-cash impairment expense during the second quarter of 2016, which included a $0.9 million impairment of proved oil and natural gas properties and $3.6 million impairment related to oil and natural gas properties sold. There was no impairment charge for first quarter of 2017.

Depreciation, Depletion and Amortization Expenses ("DD&A") - DD&A for the second quarter of 2017 was $4.6 million, or $14.29/Boe. On a per Boe basis, DD&A decreased 4.4% from the first quarter of 2017 and 8.6% from the second quarter of 2016. The sequential and year-over-year decrease in DD&A per Boe was largely due to lower depletion rates, partially offset by the net impact of the acquisitions and divestitures.

General and Administrative Expenses ("G&A") - G&A in the second quarter of 2017 was $1.5 million, or $4.54/Boe, and included $0.1 million, or $0.53/Boe, in non-cash equity-based compensation expense related to the Partnership’s Long-Term Incentive Program, and $0.1 million in acquisition related expenses. G&A for the first quarter of 2017 was $1.8 million, or $5.60/Boe, and included $0.2 million in non-cash equity-based compensation expense. G&A for the second quarter of 2016 was $1.5 million, or $3.98/Boe, and included $0.3 million in non-cash equity-based compensation expense. The sequential decrease in aggregate G&A was due to lower professional and public reporting expenses related to year-end financial statements audit and Schedule K-1 tax preparation that historically occur during the first quarter.

Net Interest Expense - Net interest expense for the second quarter of 2017 was $1.5 million, a 6.1% increase from the first quarter of 2017 and a 25.1% decrease from the second quarter of 2016. The effective interest rate for the period was 3.8%, compared to 3.6% in the first quarter of 2017 and 4.1% in the second quarter of 2016. The year-over-year variance was due to reduced borrowings outstanding under the revolving credit facility and a lower effective interest rate based on borrowing utilization.

Net (Loss) Income- For the second quarter of 2017, Mid-Con Energy reported net loss of $15.2 million. Net loss per limited partner unit was $0.52 (basic and diluted) based on the weighted average limited partner units outstanding during the period of 29.9 million (basic and diluted). Net income for the first quarter of 2017 was $4.4 million, or $0.12 (basic) and $0.11 (diluted) per limited partner unit, based on a weighted average of 29.9 million (basic) and 41.8 million (diluted) limited partner units outstanding during the period. Net loss for the second quarter of 2016 was $15.8 million, or $0.52 per limited partner unit (basic and diluted), based on a weighted average of 29.8 million limited partner units outstanding during the period. The negative sequential variance was primarily attributable to a non-cash impairment expense, lower realized pricing, and higher LOE. The positive variance year-over-year was attributable to higher benchmark pricing, lower LOE, and a gain on unsettled derivatives.

Adjusted EBITDA - Adjusted EBITDA, a Non-GAAP measure, for the second quarter of 2017 was $5.5 million, or $16.90/Boe. Adjusted EBITDA was $19.84/Boe in the first quarter of 2017 and $31.35/Boe in the second quarter of 2016. The sequential decrease in Adjusted EBITDA, in aggregate and per Boe, was primarily due to lower production, lower realized pricing, and higher LOE. Year-over-year, the decrease in Adjusted EBITDA was due to lower cash settlements for matured derivatives, inclusive of net premiums, and lower production.

Distributable Cash Flow ("DCF") - DCF, a Non-GAAP measure, was $2.9 million for the second quarter of 2017 after subtracting $1.2 million in cash interest expense, $0.8 million in estimated maintenance capital expenditures, $0.1 million in other income, and $0.5 million in distributions to preferred unitholders from Adjusted EBITDA.

WHEATLAND ACQUISITION

In June 2017, Mid-Con Energy closed on the acquisition of multiple operated oil and natural gas properties with an average working interest of approximately 69% located in Oklahoma County and Cleveland County, Oklahoma for cash consideration of approximately $4.2 million, subject to customary post-closing adjustments. At June 30, 2017 benchmark pricing, management estimated net total proved reserves related to the acquisition of 1.0 million barrels of oil equivalent, of which approximately 72% were categorized as proved developed producing. The properties include current average daily production of approximately 125 net Boe/d (85% oil) and are comprised of 39 active producing wells, 22 injection wells, and one water supply well. The acquisition was funded with available cash and borrowings under the revolving credit facility.

LIQUIDITY AND BORROWING BASE SUMMARY

In May 2017, Mid-Con Energy’s lender group reaffirmed the Partnership’s $140.0 million borrowing base as part of the regularly scheduled spring semi-annual redetermination. There were no changes to the terms or conditions of the credit agreement. The next semi-annual borrowing base redetermination is expected to occur on or around October 31, 2017.

At June 30, 2017, Mid-Con Energy had total liquidity of $19.5 million, which consisted of $0.5 million of cash and $19.0 million of available borrowings under its revolving credit facility that had a conforming borrowing base of $140.0 million at quarter end.

HEDGING SUMMARY

Mid-Con Energy enters into various commodity derivative contracts intended to achieve more predictable cash flows by reducing the Partnership's exposure to short-term fluctuations in the price of oil and natural gas. We believe this risk management strategy will serve to secure a portion of our revenues and, by retaining some opportunity to participate in upward price movements, may also enable us to realize higher revenues during periods when prices rise.

As of August 2, 2017, the following unaudited table reflects volumes of Mid-Con Energy's production hedged by commodity derivative contracts, with the corresponding prices at which the production is hedged:

OIL HEDGES	3Q17	4Q17	1Q18	2Q18	3Q18	4Q18	1Q19	2Q19	3Q19	4Q19
Collar Volume (Bbl/d)	652	652	1,500	1,484	1,141	1,141	433	429	424	424
Call Strike Price ($/Bbl)	$ 51.22	$ 52.35	$ 57.39	$ 57.91	$ 52.42	$ 53.13	$ 60.52	$ 60.52	$ 60.52	$ 60.52
Put Strike Price ($/Bbl)	$ 45.00	$ 45.00	$ 45.00	$ 45.00	$ 43.57	$ 43.57	$ 50.00	$ 50.00	$ 50.00	$ 50.00

Put Volume (Bbl/d)(1)	1,957	1,793	—	—	326	326	—	—	—	—
Put Strike Price ($/Bbl)(1)	$ 50.00	$ 50.00	$ —	$ —	$ 45.00	$ 45.00	$ —	$ —	$ —	$ —

Total Hedged Volume (Bbl/d)	2,609	2,446	1,500	1,484	1,467	1,467	433	429	424	424
Floor Strike Price ($/Bbl)	$ 48.75	$ 48.67	$ 45.00	$ 45.00	$ 43.89	$ 43.89	$ 50.00	$ 50.00	$ 50.00	$ 50.00
% Hedged(2)	75%	70%	43%	43%	42%	42%	12%	12%	12%	12%

(1) Deferred premium puts include premiums that are to be paid monthly as the contracts settle (refer to our SEC filing for additional details).

(2) Estimated percent hedged based on the mid-point of annual 2017 Boe production guidance, multiplied by an approximate 94% oil weighting based on second quarter 2017 reported production volumes.

FISCAL YEAR 2017 GUIDANCE

The following outlook is subject to all the cautionary statements and limitations described under the "Forward-Looking Statements" caption at the end of this press release. These estimates and assumptions reflect management's best judgment based on current and anticipated market conditions and other factors. Although we believe such estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond our control.

FY2017 Guidance as of 08/02/17	2017
Net production (Boe/d)(1)	3,600 - 3,800
Lease operating expenses per Boe	$15.50 - $16.50
Production taxes (% of total revenue)	5.1% - 5.5%
Estimated capital expenditures	$13.0 MM

(1) Production volumes in Boe equivalents calculated at a rate of six Mcf per Bbl.

SECOND QUARTER 2017 CONFERENCE CALL

As announced on July 26, 2017, Mid-Con Energy’s management will host a conference call on Thursday, August 3, 2017, at 9:00 a.m. ET. Interested parties are invited to participate via telephone by dialing 1-877-847-5946 (Conference ID: 62363809) at least five minutes prior to the scheduled start time of the call, or via webcast by clicking on "Events & Presentations" in the investor relations section of the Mid-Con Energy website at www.midconenergypartners.com.

A replay of the conference call will be available through August 9, 2017, by dialing 1-855-859-2056 (Conference ID: 62363809). Additionally, a webcast archive will be available at www.midconenergypartners.com.

ABOUT MID-CON ENERGY PARTNERS, LP

Mid-Con Energy is a publicly held Delaware limited partnership formed in July 2011 to own, acquire, exploit and develop producing oil and natural gas properties in North America, with a focus on Enhanced Oil Recovery. Mid-Con Energy’s core areas of operation are located in Southern Oklahoma, Northeastern Oklahoma, and Texas within the Eastern Shelf of the Permian. For more information, please visit Mid-Con Energy’s website at www.midconenergypartners.com.

FORWARD-LOOKING STATEMENTS

This press release includes "forward-looking statements" — that is, statements related to future, not past, events within meaning of the federal securities laws. Forward-looking statements are based on current expectations and include any statement that does not directly relate to a current or historical fact. In this context, forward-looking statements often address expected future business and financial performance, and often contain words such as "anticipate," "believe," "estimate,"

"intend," "expect," "plan," "project," "should," "goal," "forecast," "guidance," "could," "may," "continue," "might," "potential," "scheduled," or "will" or other similar words. These forward-looking statements involve certain risks and uncertainties and ultimately may not prove to be accurate. Actual results and future events could differ materially from those anticipated in such statements. For further discussion of risks and uncertainties, you should refer to Mid-Con Energy's filings with the Securities and Exchange Commission ("SEC") available at www.midconenergypartners.com or www.sec.gov. Mid-Con Energy undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this press release. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement and our SEC filings. Please see the risks and uncertainties detailed in the "Forward-Looking Statements" and "Risk Factors" sections of our Annual Report on Form 10-K for the year ended December 31, 2016, and in other documents and reports we file from time to time with the SEC.

Mid-Con Energy Partners, LP and subsidiaries

Condensed Consolidated Balance Sheets

(in thousands, except number of units)

(Unaudited)

	Period Ended
	June 30, 2017	December 31, 2016
ASSETS
Current assets
Cash and cash equivalents	$486	$2,359
Accounts receivable:
Oil and natural gas sales	4,254	5,302
Other	83	233
Derivative financial instruments	348	—
Prepaids and other	288	512
Total current assets	5,459	8,406
Property and Equipment:
Oil and natural gas properties, successful efforts method:
Proved properties	450,576	441,479
Other property and equipment	852	289
Accumulated depletion, depreciation, amortization and impairment	(203,723)	(176,551)
Total property and equipment, net	247,705	265,217
Derivative financial instruments	458	—
Other assets	1,983	2,663
Total Assets	$255,605	$276,286

LIABILITIES, CONVERTIBLE PREFERRED UNITS AND EQUITY
Current liabilities
Accounts payable:
Trade	$257	$256
Related parties	1,364	3,431
Derivative financial instruments	580	5,314
Accrued liabilities	498	146
Total current liabilities	2,699	9,147
Derivative financial instruments	-	2,495
Long-term debt	121,000	122,000
Other long term liabilities	81	93
Asset retirement obligations	12,119	11,331
Commitments and contingencies
Class A convertible preferred units - 11,627,906 issued and outstanding, respectively	19,970	19,570
EQUITY, per accompanying statements:
Partnership equity
General partner interest	(376)	(248)
Limited partners- 29,944,796 and 29,912,230 units issued and outstanding, respectively	100,112	111,898
Total equity	99,736	111,650
Total liabilities, convertible preferred units and equity	$255,605	$276,286

Mid-Con Energy Partners, LP and subsidiaries

Condensed Consolidated Statements of Operations

(in thousands, except per unit data)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
Revenues
Oil sales	$13,657	$14,447	$28,612	$25,553
Natural gas sales	288	330	684	493
Gain (loss) on derivatives, net	2,533	(10,088)	5,665	(7,520)
Total revenues	16,478	4,689	34,961	18,526
Operating costs and expenses
Lease operating expenses	5,581	5,777	10,573	11,842
Oil and natural gas production taxes	707	732	1,509	1,324
Impairment of proved oil and natural gas properties	17,672	895	17,672	895
Impairment of proved oil and natural gas properties sold	—	3,578	—	3,578
Depreciation, depletion and amortization	4,631	5,800	9,500	11,885
Accretion of discount on asset retirement obligations	136	159	244	316
General and administrative	1,471	1,478	3,297	3,566
Total operating costs and expenses	30,198	18,419	42,795	33,406
Gain on sale of oil and natural gas properties, net	—	13	—	13
Loss from operations	(13,720)	(13,717)	(7,834)	(14,867)
Other (expense) income
Interest income	2	2	5	5
Interest expense	(1,539)	(2,054)	(2,989)	(4,253)
Other income	66	—	66	33
Loss on settlements of asset retirement obligations	(8)	—	(5)	—
Total other expense	(1,479)	(2,052)	(2,923)	(4,215)
Net loss	(15,199)	(15,769)	(10,757)	(19,082)
Less: Distributions to preferred unitholders	694	—	1,492	—
Less: General partner's interest in net loss	(181)	(188)	(128)	(227)
Limited partners' interest in net loss	$(15,712)	$(15,581)	$(12,121)	$(18,855)
Limited partners' interest in net loss per unit:
Basic and diluted	$(0.52)	$(0.52)	$(0.40)	$(0.63)
Weighted average limited partner units outstanding:
Limited partner units (basic and diluted)	29,945	29,785	29,936	29,777

Mid-Con Energy Partners, LP and subsidiaries

Condensed Consolidated Statements of Cash Flows

(in thousands)

(Unaudited)

	Six Months Ended June 30,
	2017	2016
Cash Flows from Operating Activities:
Net loss	$(10,757)	$(19,082)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation, depletion and amortization	9,500	11,885
Debt issuance costs amortization	680	674
Accretion of discount on asset retirement obligations	244	316
Impairment of proved oil and natural gas properties	17,672	895
Impairment of proved oil and natural gas properties sold	—	3,578
Loss on settlements of asset retirement obligations	5	—
Cash paid for settlements of asset retirement obligations	(21)	—
Mark to market on derivatives:
(Gain) loss on derivatives, net	(5,665)	7,520
Cash settlements received for matured derivatives	201	17,285
Cash premiums paid for derivatives, net	(2,571)	(2,257)
Gain on sale of oil and natural gas properties	—	(13)
Non-cash equity-based compensation	335	650
Changes in operating assets and liabilities:
Accounts receivable	1,048	(682)
Other receivables	150	3,822
Prepaids and other	224	146
Accounts payable - trade and accrued liabilities	308	1,032
Accounts payable - related parties	(2,027)	(870)
Net cash provided by operating activities	9,326	24,899
Cash Flows from Investing Activities:
Acquisitions of oil and natural gas properties	(4,666)	—
Additions to oil and natural gas properties	(4,341)	(3,495)
Additions to other property and equipment	(133)	—
Proceeds from sale of oil and natural gas properties	—	7
Net cash used in investing activities	(9,140)	(3,488)
Cash Flows from Financing Activities:
Proceeds from line of credit	4,000	—
Payments on line of credit	(5,000)	(17,982)
Offering costs	(59)	(16)
Debt issuance costs	—	(9)
Distributions to Class A convertible preferred units	(1,000)	—
Net cash used in financing activities	(2,059)	(18,007)
Net (decrease) increase in cash and cash equivalents	(1,873)	3,404
Beginning cash and cash equivalents	2,359	615
Ending cash and cash equivalents	$486	$4,019

NON-GAAP FINANCIAL MEASURES

This press release, financial tables and other supplemental information include "Adjusted EBITDA" and "Distributable Cash Flow," each of which are non-generally accepted accounting principles ("Non-GAAP") measures used by our management to describe financial performance with external users of our financial statements.

The Partnership believes the Non-GAAP financial measures described above are useful to investors because these measurements are used by many companies in its industry as a measurement of financial performance and are commonly employed by financial analysts and others to evaluate the financial performance of the Partnership and to compare the financial performance of the Partnership with the performance of other publicly traded partnerships within its industry.

Adjusted EBITDA and Distributable Cash Flow should not be considered an alternative to net income, net cash provided by operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP.

Adjusted EBITDA is defined as net income (loss) plus:

•	Interest expense, net;
•	Depreciation, depletion and amortization;
•	Accretion of discount on asset retirement obligations;
•	(Gain) loss on derivatives, net;
•	Cash settlements received (paid) for matured derivatives, net;
•	Cash settlements received for early terminations of derivatives, net;
•	Cash premiums received (paid) for derivatives, net;
•	Cash premiums paid at inception of derivatives, net;
•	Impairment of proved oil and natural gas properties;
•	Non-cash equity-based compensation; and
•	(Gain) loss on sales of oil and natural gas properties, net.

Distributable Cash Flow is defined as Adjusted EBITDA less:

•	Cash interest expense;
•	Estimated maintenance capital expenditures;
•	Other non-operating cash (income) expense; and
•	Distributions to preferred unitholders.

Mid-Con Energy Partners, LP and subsidiaries

Reconciliation of Net (Loss) Income to Adjusted EBITDA and Distributable Cash Flow

(in thousands)

(Unaudited)

	Three Months Ended
	June 30,	March 31,	June 30,
	2017	2017	2016
Net (loss) income	$(15,199)	$4,442	$(15,769)
Interest expense, net	1,537	1,447	2,052
Depreciation, depletion and amortization	4,631	4,869	5,800
Accretion of discount on asset retirement obligations	136	108	159
Impairment of proved oil & natural gas properties	17,672	—	895
Impairment of proved oil & natural gas properties sold	—	—	3,578
(Gain) loss on derivatives, net	(2,533)	(3,132)	10,088
Cash settlements received (paid) for matured derivatives, net	357	(156)	6,191
Cash premiums paid for derivatives, net	(1,297)	(1,274)	(1,611)
Non-cash equity-based compensation	170	165	260
Gain on sale of oil and natural gas properties	—	—	(13)
Adjusted EBITDA	5,474	6,469	11,630
Less:
Cash interest expense	1,187	1,118	1,764
Estimated maintenance capital expenditures	843	1,258	1,239
Distributions to preferred unitholders	500	500	—
Other income	66	—	—
Distributable Cash Flow	$2,878	$3,593	$8,627

INVESTOR RELATIONS CONTACT

IR@midcon-energy.com

(918) 743-7575